Exhibit 16.1

March 14, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 14, 2018, of BP Midstream Partners LP and are in agreement with the statements contained in the fifth, sixth, and seventh paragraphs of Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP